EXHIBIT 10.36

Nomura Code Securities Limited
1 Carey Lane	Telephone	+44 (0)20 7776 1200	Direct Tel	+44 (0) 20 7776 1207
London	Facsimile	+44 (0)20 7776 1201	Direct Fax	+44 (0) 20 7776 1201
EC2V 8AE	Web site	www.nomuracode.com	E-Mail	cic@nomuracode.com

Strictly Private & Confidential

Medgenics Inc.
8000 Towers Crescent Dr.
Suite 1300
Vienna, Va. 22182
U.S.A.

FAO: Andrew L. Pearlman, Ph.D., CEO, President, and Director

12 May 2010

Dear Sir

Terms of our engagement as your joint broker

This letter agreement (“the Agreement”) sets out the terms on which Medgenics Inc. (“Medgenics” or “the Company”), on behalf of itself and its subsidiaries has retained Nomura Code Securities Limited (“Nomura Code”) as its joint corporate broker. Such retention will be upon the terms and conditions set out in the Agreement and which include Nomura Code’s standard terms and conditions attached at Schedule 1 to this letter (“the Terms and Conditions”).

1.	RETENTION

This Agreement will become effective on the announcement, by means of an RIS, that the Company is appointing Nomura Code as its joint broker (the “Effective Date”). Subject to this announcement being published, the Company retains Nomura Code as its joint corporate broker and to provide corporate broking services on an on-going basis.

Duties of Broker

Until such time as Nomura Code’s appointment under this Agreement is terminated, Nomura Code shall (subject to the Company complying with its obligations under this Agreement) provide the services set out in Schedule 2 and such other services which may be required of it. Nomura Code acknowledges that SVS Securities plc (“SVS”) is the existing, and will remain joint, broker to the Company with Nomura Code following the Effective Date. Nomura Code will use all reasonable endeavours to work in willing cooperation with and assist and liaise with SVS in the performance of the services hereunder and in the discharge of the duties and responsibilities of the role of broker to the Company.

In its capacity as broker, Nomura Code will, in accordance with Rule 35 of the AIM Rules for Companies (the “AIM Rules”), be responsible to the London Stock Exchange for fulfilling the responsibilities set out in the AIM Rules applicable to a broker to an AIM company which include using best endeavours to find matching business if there is no market maker in the Company’s shares.

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Nomura Code will not be responsible for providing advice in connection with the AIM Rules or those matters for which the Company has agreed to seek or arrange, or a company would usually seek or arrange, advice (such as, for example, legal, regulatory, technical, accounting or taxation matters) elsewhere and Nomura Code will not have any liability in respect of any services or advice provided to the Company by persons other than Nomura Code, its associated companies and their directors, officers and employees. Nomura Code shall not be under any obligation to provide any fairness opinions to be used in connection with any transaction undertaken by the Company.

The Company acknowledges that all the services as joint corporate broker provided by Nomura Code pursuant to this Agreement are subject to the Financial Services Authority (“FSA”) Handbook and the Rules of the London Stock Exchange.

2.	REMUNERATION

In consideration of the services to be provided by Nomura Code under this letter, the Company shall pay to Nomura Code a retainer fee of £50,000 (fifty thousand pounds sterling) per annum plus VAT, where applicable, which fees shall start to accrue on a daily basis over 12 months from the Effective Date until the date of termination of the Agreement constituted by this letter and shall be paid quarterly in advance within 30 days of the invoice date. If the Company requires specific transaction advice on, for example, but not limited to, acquisitions, disposals and fundraising, a separate transaction fee for such work shall be agreed in advance by Nomura Code and the Company.

3.	REIMBURSEMENT OF EXPENSES

The Company agrees to reimburse Nomura Code promptly for all reasonable out-of-pocket expenses incurred in connection with the Agreement or the provision of any of its services (including, but not limited to, reasonable travel expenses and the reasonable fees and expenses of Nomura Code’s legal advisers, and any other professional advisers retained, with the Company’s prior written consent, on either the Company’s or Nomura Code’s behalf) and any VAT incurred thereon by Nomura Code (provided that such fees and charges have been agreed with the Company prior to their being incurred save in respect of de minimis amounts of up to £1000 per item).

4.	THE COMPANY’S OBLIGATIONS

In consideration of Nomura Code agreeing to act joint corporate broker to the Company, the Company agrees and where appropriate confirms that:

(a)
it has complied and will comply with all applicable AIM Rules and all other requirements of the London Stock Exchange and all other legal requirements in relation to the trading on AIM of the Company’s share capital,

(b)
it has complied and will comply with the Companies Act 1985 and the Companies Act 2006 (the “Companies Acts”) and the Financial Services and Markets Act 2000 (the “FSMA”), so far as applicable to the Company;

(c)
it has complied and will comply with all legal requirements applicable to any prospectus or admission document issued or proposed to be issued by it or to any annual report and accounts or circulars or other documents sent or to be sent by it to its shareholders;

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(d)
it will as soon as reasonably practicable comply with all reasonable directions given by Nomura Code in its role as the Company’s joint corporate broker in order to ensure compliance by the Company and/or the directors with the AIM Rules, the Companies Acts, the FSMA, the Prospectus Rules or any other legal or regulatory requirements, each as applicable to the Company, and inform Nomura Code forthwith upon becoming aware of any breach by the Company and/or any director of the AIM Rules, the Companies Acts, the FSMA, the Takeover Code, the Prospectus Rules or any other legal or regulatory requirements applicable to the Company and, where practicable, request the advice and guidance of Nomura Code in relation to all matters relevant to the Company’s compliance on an ongoing basis with the above legal and regulatory requirements;

(e)	it will register any transfer of securities within fourteen days of receipt and will despatch share certificates, or credit the relevant Euroclear account as applicable, without delay;

(f)
it will notify Nomura Code without delay of all such matters which would or might give rise to an obligation to make an announcement to an RIS and/or to seek shareholder approval (and in particular, but without limitation, any new developments which are not public knowledge concerning a change in (i) its financial condition, (ii) its sphere of activity or (iii) the performance of its business or (iv) in the Company’s expectation of its performance, which in each case if made public would be likely to lead to a substantial movement in the price of its shares) and to keep Nomura Code informed of any developments at the Company and of any such matters as Nomura Code shall reasonably require in order for it to discharge its duties and responsibilities to the Company as the Company’s joint broker;

(g)
it will before making any material announcement of the kind required to be notified to an RIS use its reasonable endeavours to consult with Nomura Code so far as practicable as to the content of such announcement;

(h)
it will ensure that all statements in any advertisements issued by the Company, or in any document or announcement issued by it, are true in all material respects and not misleading in any material respect and that any expressions of opinion, contention or expectation included in such statements are made on reasonable grounds and to notify Nomura Code promptly on discovering that any published press announcement or other public document contained any information subsequently discovered to be inaccurate or misleading;

(i)
it will not, without first notifying Nomura Code, adopt or give effect to any arrangements (other than the Company’s share option schemes as currently constituted or existing issued warrants) which may have the effect of increasing the number of shares in the capital of the Company which may be acquired or disposed of by employees of the Company or any of its subsidiaries after the effective date of appointment of Nomura Code under the terms of this letter;

(j)	it will notify Nomura Code as soon as reasonably practicable after approval by or on behalf of the board of the Company of:

(i)	any intended payments of dividends or other distributions;

(ii)	the preliminary announcement of profits or losses for any financial periods;

(iii)	any proposed change in the capital structure of the Company; and

(iv)	all proposed dealings by directors in the securities of the Company (prior to such dealings taking place)

(k)	it will consult with Nomura Code in relation to potential acquisitions, mergers or other corporate transactions not in the ordinary course of business;

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(l)
it will forward to Nomura Code for its prior perusal proofs of all documents to be despatched to holders of the Company’s securities and documents relating to takeovers, mergers, reorganisations or other schemes and all press announcements (other than routine trade press announcements);

(m)
it will provide to and review with Nomura Code such financial information (including audited consolidated annual accounts, preliminary statements, interim accounts, monthly management accounts, budgets and business plans) relating to the Company as Nomura Code may reasonably require from time to time;

(n)
it will promptly make available to Nomura Code any other information whatsoever required by Nomura Code which Nomura Code reasonably believes is necessary to enable it to carry out its obligations to the Company and/or the London Stock Exchange as broker;

(o)
without limitation to paragraph 4(a) above, it shall have adopted by board resolution, and take all proper and reasonable steps to ensure compliance by its directors or any applicable employees (as defined in the AIM Rules) with a share dealing code containing the restriction on dealings as set out in Rule 21 of the AIM Rules;

(p)
it will consult with Nomura Code in respect of any proposed changes to the directors (including appointments of new directors and the removal or replacement of existing directors) and to ensure that any new director completes a due diligence questionnaire;

Provided that the Company shall not be obliged to perform any act or comply with any requirement if and to the extent that such performance or compliance shall give rise to a breach of any obligation or duty owed by the Company to a third person or otherwise infringe or breach any legal regulatory or equitable rights of any third parties or any law or regulation applicable to the Company, whether in the UK or in any other jurisdiction.

5.	ACKNOWLEDGEMENTS

The Company acknowledges and confirms that:-

(a)
the directors of the Company understand the nature of their responsibilities to holders of the Company’s securities and will carry out all their obligations, and will in so far as they are able procure that the Company carries out all of its obligations, under and in accordance with the AIM Rules and other requirements of the London Stock Exchange;

(b)
save in relation to any of the Company’s issued shares that shall from time to time be “restricted securities” (as defined in Rule 144 promulgated under the United States Securities Act of 1933, as amended) by reason of the fact that the Company’s shares has not been registered under the US Securities Act of 1933, the shares in the Company which have been admitted to trading on AIM are free from restrictions on transferability (including any limitations on size of holdings and in respect of classes or identity of holders) except for any restrictions of the kind permitted by Rule 32 of the AIM Rules;

(c)	Nomura Code may take such steps as it considers reasonably necessary or desirable to comply with legal or other regulatory requirements relevant to any services provided by it to the Company;

(d)
Nomura Code retains the right to refuse to issue or approve, or arrange for the issue of, a particular document or announcement and to require the Company to cease to distribute a document or announcement which, in Nomura Code’s reasonable opinion, has any connection with or potential effect on its appointment under this Agreement if at any time Nomura Code becomes aware of information which, in its opinion, renders the document or announcement untrue, incomplete or misleading in a material respect.

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6.	DATE OF APPOINTMENT

The effective date of appointment of Nomura Code as the Company’s joint corporate broker is the date of the announcement, by means of an RIS, confirming the appointment of Nomura Code as joint corporate broker.

7.	FSA RULES AND STATUS

Nomura Code is authorised to perform regulated activities in the UK and is regulated by the Financial Services Authority and the Company acknowledges that all services provided by Nomura Code under this Agreement are subject to the FSA Rules.

Nomura Code aims to offer the Company an efficient and effective service but is required by the FSA Rules to inform the Company that, if it should feel unhappy with any aspect of the service it receives from Nomura Code, it should not hesitate to contact the Compliance Officer, Phil Dixon, Nomura Code Securities, 1 Carey Lane, London EC2V 8AE.

Classification

Nomura Code proposes to treat you as a Professional Client in respect of the investment services we provide to you under MiFID. We will accord you the relevant protections associated with your categorisation. Under MiFID, you are entitled to request a different classification (i.e. as a Retail Client or Eligible Counterparty). However, you should be aware that Nomura Code is unable to provide services directly to Retail Clients. Should you request Eligible Counterparty status, you would lose certain regulatory protections. If you wish to discuss your classification, please contact the Compliance Officer at kvb@nomuracode.com.

Conflicts of Interests

(a)
Nomura Code is engaged in a wide range of designated investment business. This may give rise to situations where Nomura Code under the FSA Rules, Rule 21 of the AIM Rules for Nominated Advisers (the “Nomad Rules”) or under the general law: (i) may have interests, relationships and/or arrangements which conflict with those of the Company whether in relation to the Engagement or otherwise; and/or (ii) may have other clients whose interests conflict with those of the Company (“Conflicts of Interests”).

(b)
Nomura Code maintains and operates effective organisational and administrative arrangements with a view to taking all reasonable steps to prevent conflicts of interest from constituting or giving rise to a material risk of damage to the interests of its clients. Nomura Code’s full conflict of interest policy can be found on Nomura Code’s website at www.nomuracode.com under Compliance and Legal Notices.

(c)	It is Nomura Code’s policy, in providing services to its clients, to do so on a consistent basis thus ensuring, so far as is practicable, that all clients are treated in a fair and equal manner.

(d)
So as expressly to override any duty, obligation or restriction which would otherwise apply by law, regulation or the FSA Rules, where a conflict of interest or potential conflict of interest arises between either the Company and Nomura Code or the Company and another customer for which Nomura Code has, or may have, or may have had a relationship, Nomura Code may provide services to the Company pursuant to this Agreement, and may provide services to other existing clients or future clients of Nomura Code notwithstanding the existence of any conflict of interest or potential conflict of interest.

(e)
The employees of Nomura Code assigned to the Engagement (as defined below) may (due, for example, to a Chinese Wall) be oblivious to, and in any event are required to disregard, any Conflicts of Interests and the Company agrees that Nomura Code may act for it despite any Conflicts of Interests and that any profit or remuneration from such interests may be retained by Nomura Code.

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(f)
The Company agrees that, subject to the FSA Rules and Rule 21 of the Nomad Rules, Nomura Code does not have a duty to disclose any matter that comes to its notice in the course of its business if doing so would constitute a breach of duty owed to any other persons.

8.	TERMINATION

(a)	The appointment of Nomura Code as joint corporate broker shall continue until terminated in accordance with the provisions of paragraphs 8(b) to 8(g) (inclusive).

(b)	Nomura Code may terminate the provision of any of its services:-

(i)	forthwith by serving a notice in writing to the Company in the event of any material breach of this Agreement by the Company; or

(ii)	without prejudice to its rights in paragraph 8(b)(i) above, by giving the Company two months’ notice in writing.

(c)	For the purposes of paragraph 8(b)(i) above a “material breach” entitling Nomura Code to terminate this Agreement shall be deemed to include, but not be limited to any of the following:

(i)	a failure by the Company to follow the advice given by its Nominated Adviser in respect of the AIM Rules after consultation with the Company’s legal advisers;

(ii)
any material failure by the Company or any of the directors to make any disclosures or take any actions required under the AIM Rules (in particular any announcements required under Rule 11 (General disclosure of price sensitive information)), the FSMA, the Prospectus Rules, the Companies Acts or any other law or regulation to which (in each case) the Company is subject and the failure not being remedied (where capable of remedy) within five business days of the failure coming to the notice of the Company;

(iii)	non-payment of the fees and expenses referred to in paragraph 2 on the date they fall due for payment;

(iv)
any material or persistent breach by the Company of its obligations under this Agreement and (where capable of remedy) the relevant matter has remained unremedied to the reasonable satisfaction of Nomura Code for ten business days after the Company has received a request for remedy from Nomura Code; and/or

(v)	where the Company’s shares become ineligible for admission to trading on AIM.

(d)
If Nomura Code elects to terminate the provision of any but not all of its services, the Company shall be entitled to terminate Nomura Code’s appointment in relation to such services for which such appointment has not been terminated by Nomura Code and such termination, unless agreed otherwise, shall take place at the same time as the termination by Nomura Code of its appointment takes effect.

(e)	The Company may terminate the provision of any of Nomura Code’s services:-

(i)	forthwith by serving a notice in writing to Nomura Code in the event of any material breach of this Agreement by Nomura Code;

(ii)	without prejudice to its rights in paragraph 8(e)(i) above, by giving Nomura Code one month’s notice in writing; or

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(iii)	forthwith if approval by the London Stock Exchange for Nomura Code to act as nominated adviser and/or broker to the Company is withdrawn.

(f)
If the Company or Nomura Code terminate Nomura Code’s appointment as joint corporate broker and Nomura Code agrees to continue to provide its services in respect of any appointment which is not being terminated, then the provisions of this letter shall continue in force insofar as they are consistent with the provision of its services in respect of the appointment for which Nomura Code continues to be retained. A revised fee will be agreed for the services being retained which will be based on the existing fee and reflect the lower level of service being provided

Please confirm the Company’s acceptance of the terms of this Agreement by signing below and returning one executed copy to us.

Yours sincerely

NOMURA CODE SECURITIES LIMITED

By:	/s/ Chris Collins
Chris Collins
Chief Executive Officer
Nomura Code Securities Limited

Accepted and Agreed:
Medgenics Inc.
for itself and all of its affiliates

By:	/s/ Andrew L. Pearlman
Andrew L. Pearlman, Ph.D.
CEO, President, and Director
Medgenics Inc.

SCHEDULE 1

TERMS AND CONDITIONS

1.	Application

These Terms and Conditions (the “Terms”) will apply to the services which Nomura Code Securities Limited (“Nomura Code”) will provide to the Company pursuant to the letter of engagement (the “Agreement”) to which the Terms are attached (the “Engagement”).

2.	Authorities

(a)
Nomura Code is authorised by the Company to do anything which, in Nomura Code’s opinion, is reasonably necessary either to carry out the Engagement (including acting as the Company’s agent or through agents or in conjunction with a subcontractor, as appropriate) or to act in accordance with any applicable laws, rules, regulations, authorisations, consents or practice as may reasonably be appropriate. The Company agrees that it shall approve and confirm everything lawfully done by Nomura Code in the exercise of such discretion.

(b)
Nomura Code shall not be responsible for providing specialist advice in any circumstances where the Company has agreed to procure, or would usually procure, such advice from others (for example, accounting, regulatory, legal, pensions or taxation matters) and Nomura Code shall not be liable in relation to any advice or services provided to the Company by persons other than Nomura Code irrespective of whether such advice is given or made or available or reviewed by Nomura Code, or discussed by Nomura Code with the Company.

(c)
Nomura Code shall be entitled to believe that any information and/or instructions given or purported to be given by an individual or person who is or purports to be and is reasonably believed by Nomura Code to be a director, duly authorised employee or authorised agent of the Company have been properly authorised by the Company.

3.	Provision of Information

(a)
The Company agrees to provide Nomura Code with all material information in its possession relevant to the Engagement. Nomura Code will rely on the Company to ensure that any information made available to Nomura Code and/or third parties or otherwise published is information that the Company is legally entitled to provide for the purpose for which it is intended to be used and without committing a breach of any obligation or duty owed by the Company to a third person or otherwise infringing any legal, regulatory or equitable rights of any third parties whatsoever and that it is true, fair, complete and accurate and not misleading in any material respect and there are no omissions which could be material. If the Company subsequently becomes aware that any such information is not correct it will notify Nomura Code immediately and update the position accordingly. The Company shall ensure that all statements and documents made and/or published by it (the “Materials”) or on its behalf in relation to the Engagement will only be made or published after Nomura Code has been consulted. The Company acknowledges that, except where required by law or rules made by the FSA under the Financial Services and Markets Act 2000 (“FSMA”), Nomura Code will have no obligation to independently verify any documentation sent to investors and/or shareholders, any statement of fact or opinion contained in such documentation or any information or documentation provided by the Company.

(b)	The Company agrees to ensure that any financial promotion, document or announcement issued to the London Stock Exchange or otherwise:-

(i)
is true and not misleading and all expressions of opinion, intention or expectation it contains are made on reasonable grounds, and that there are no facts known the omission of which would make any such financial promotion, document or announcement misleading; and

(ii)	contains all information required by and otherwise complies with all applicable laws and regulations.

(c)
Nomura Code shall be entitled to assume that all and any matters, which may be material for disclosure or otherwise in the context of the Engagement, will be brought to its attention and, furthermore, it will only provide its services on the basis of information disclosed to it.

(d)
Nomura Code shall not be liable for any losses, liabilities, damages or costs suffered by the Company as a consequence of providing advice based on any inaccurate or misleading information or documentation which has been supplied by or on behalf of the Company or resulting from any omission from such information or documentation.

4.	Use of Material

Any reports or papers produced by Nomura Code for the Company, in either draft or final form, will be exclusively for the use of the Company and will not be available for distribution to other persons unless otherwise agreed by Nomura Code. Notwithstanding any consent granted by Nomura Code, it shall not under any circumstances have any responsibility whatsoever to any third party to which any advice or report is disclosed or otherwise provided. No reference to Nomura Code or to its advice is to be made in any publication made by the Company or any holding company of the Company or by any subsidiary or associated company of any such holding company or on their behalf, without the prior consent of Nomura Code unless such reference is required by any legal or regulatory obligation. All correspondence and papers in Nomura Code’s possession or control relating to this Agreement or the Engagement shall be the sole property of Nomura Code, save for original contracts, share certificates and other original documents held to the Company’s order.

5.	Confidentiality

Nomura Code agrees not to use any information obtained from the Company for any unlawful purpose and to keep confidential and not to disclose any material non-public information to any person, except that:

(a)	Nomura Code may disclose any information which becomes publicly available other than by reason of wrongful disclosure by Nomura Code;

(b)
Nomura Code may disclose any information which its legal advisers conclude after consultation, to the extent practicable, with the Company and its legal advisers, is or may be necessary or desirable to be disclosed by law or rule or regulation or pursuant to any court or administrative order or ruling or in any pending legal or administrative proceeding or investigation or the requirement of any regulatory authority;

(c)
Nomura Code may disclose any information to its employees and to any of its agents, legal and other professional advisers and, to any other person that Nomura Code considers necessary or desirable in order to perform any of the services contemplated herein. The Company acknowledges that it will not unreasonably withhold or delay such consent;

(d)
Nomura Code shall not be required to keep confidential information that becomes available to Nomura Code other than from the Company (and other than subject to an obligation of confidentiality to the Company); and

(e)
Nomura Code shall not be required to keep confidential information that is known by Nomura Code prior to the date of the engagement letter and in respect of which Nomura Code is not under an existing obligation of confidentiality to the Company, as evidenced by the written records of the Company or Nomura Code.

6.	Conflicts of Interests

(a)
Nomura Code and its affiliates are engaged in a wide range of designated investment business. This may give rise to situations where Nomura Code or its affiliates under the general law: (i) may have interests, relationships and/or arrangements which conflict with those of the Company whether in relation to the Engagement or otherwise; and/or (ii) may have other clients whose interests conflict with those of the Company (“Conflicts of Interests”).

(b)
Nomura Code maintains and operates effective organisational and administrative arrangements with a view to taking all reasonable steps to prevent conflicts of interest from constituting or giving rise to a material risk of damage to the interests of its clients. Nomura Code’s full conflict of interest policy can be found on Nomura Code’s website at www.nomuracode.com.

(c)	It is Nomura Code’s policy, in providing services to its clients, to do so on a consistent basis thus ensuring, so far as is practicable, that all clients are treated in a fair and equal manner.

(d)
So as expressly to override any duty, obligation or restriction which would otherwise apply by law, regulation or the FSA Rules, where a conflict of interest or potential conflict of interest arises between either the Company and Nomura Code or the Company and another customer for which Nomura Code has, or may have, or may have had a relationship, Nomura Code may provide services to the Company pursuant to this Agreement, and may provide services to other existing clients or future clients of Nomura Code notwithstanding the existence of any conflict of interest or potential conflict of interest.

(e)
The employees of Nomura Code assigned to the Engagement may (due, for example, to a Chinese Wall) be oblivious to, and in any event are required to disregard, any Conflicts of Interests and the Company agrees that Nomura Code may act for it despite any Conflicts of Interests and that any profit or remuneration from such interests may be retained by Nomura Code.

(f)
The Company agrees that Nomura Code does not have a duty to disclose any matter that comes to its notice in the course of its business if doing so would constitute a breach of duty owed to any other persons.

7.	Assignment

The rights of each party to this Agreement are personal to it and may not be assigned without the prior written consent of the other party.

8.	Indemnity

Neither the Company nor any of its affiliates shall make any claim against Nomura Code, its affiliates, legal and other professional advisers, the respective directors, officers, agents and employees of each of the foregoing and any person controlling Nomura Code or any of its affiliates (together with Nomura Code referred to herein as the “Nomura Code Persons”) to recover any loss or damage which the Company, the directors of the Company, any investor in, guarantor of, any lender of debt finance to the Company, or any subscriber/purchaser of any of the securities issued/transferred in connection with the activities contemplated by this Agreement or any subsequent purchaser or transferee thereof or any other person may suffer or incur by reason of the proper fulfilment of its duties under this Agreement, save and to the extent that such loss or damage arises from the judicially determined negligence or wilful default, fraud or material breach by Nomura Code or any other Nomura Code Person of its obligations under this Agreement or its failure to comply with the provisions of the Financial Services and Markets Act 2000 or a material breach of the Nomad Rules (together “Regulatory Requirements”).

The Company hereby undertakes to indemnify and to hold Nomura Code and each and every other Nomura Code Person harmless from and against all or any losses, claims, actions, liabilities, expenses, demands, charges or proceedings (together “Proceedings”) whatsoever in any jurisdiction brought or established against Nomura Code or any other Nomura Code Person by any company (including the Company), person, partnership, governmental agency or regulatory body whatsoever (including, without limitation, all such costs, charges and expenses as are reasonably paid or incurred by Nomura Code or any other Nomura Code Person in responding to, disputing or considering any such actual or potential actions, claims or demands or in enforcing its or their rights under this indemnity) by reason of the proper performance by Nomura Code of its duties under the Engagement and in particular but without limitation, against all or any Proceedings brought or established against Nomura Code or any other Nomura Code Person or which Nomura Code or any other Nomura Code Person may suffer or incur in connection with or arising out of or related to:

(a)
any of the Materials issued or supplied by the Company in connection with the Engagement, not containing or being alleged not to contain all information required to be stated therein or any statement therein (whether of fact, opinion, expectation or intention and including any forecast, projection or estimate) being or being alleged to be untrue, inaccurate, incomplete or misleading or as having been made negligently or otherwise without the required standard of skill and care or reasonableness;

(b)
any of the Materials issued or supplied by the Company in connection with the Engagement, failing or being alleged to fail to disclose all material information necessary to enable an informed assessment to be made of the assets and liabilities, financial position, profits and losses, and prospects of the Company or of the rights attaching to any of the securities issued by the Company in connection with the Engagement;

(c)	any breach by the Company of any of its obligations under the Engagement;

(d)	any failure or alleged failure by the Company to comply with any legal, statutory or regulatory requirement whether of the United Kingdom or elsewhere,

save and to the extent that in any such case, such loss or other matter as aforesaid arises as a result of the judicially determined negligence or wilful default or fraud of Nomura Code or the material breach by it of its obligations under this Agreement or imposed on it under the Regulatory Requirements PROVIDED THAT any such breach or contravention by any one Nomura Code Person shall not of itself obviate this indemnity in favour of any other Nomura Code Person and the provisions of this paragraph 8 shall be read and construed accordingly.

If the HMRC in the United Kingdom or any other taxing authority in any jurisdiction brings into any charge to taxation (or into any computation of income or profits for the purposes of any charge to taxation) any sum payable under this indemnity, then the amount so payable shall be grossed up by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under such indemnity (such additional payments as are necessary to achieve this purpose being made by the Company on demand from Nomura Code from time to time).

This indemnity shall extend to include all reasonable costs and expenses including legal fees and expenses (together with any value added or equivalent tax thereon) suffered or reasonably incurred by Nomura Code or any Nomura Code Person in connection with claiming and/or enforcing its or their rights under this indemnity.

If at any time any one or more of the provisions of this indemnity or any part of the indemnity is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this indemnity shall not in any way be affected or impaired thereby.

This indemnity confers benefits on any Nomura Code Person and, subject as set out below, is intended to be enforceable by each Nomura Code Person by virtue of the Contracts (Rights of Third Parties) Act 1999. No other party is intended to have any other rights under the Agreement pursuant to that Act.

The terms of this Agreement may be rescinded or varied in any way without the consent of any Nomura Code Person other than Nomura Code and no Nomura Code Person (other than Nomura Code) may enforce, or take any step to enforce, any of the provisions of this Agreement without Nomura Code’s prior written consent (at Nomura Code’s absolute discretion), which may, if given, be given on and subject to such terms and conditions as Nomura Code may determine.

If, as a result of any exclusion or limitation of liability agreed by the Company with any other person, the amount for which Nomura Code is able to claim contribution against such other person in connection with any claim by the Company against Nomura Code arising out of or in connection with the Engagement is reduced, the liability of Nomura Code to the Company in respect of such claim shall be reduced by the amount by which the amount for which Nomura Code is entitled to claim from such other person is reduced and the Company shall indemnify Nomura Code in respect of any increased liability to any third party which would not have arisen but for such exclusion or limitation.

9.	Billing arrangements

Payment of any bill presented to the Company by Nomura Code is due within 30 days from receipt of the invoice. If the Company does not pay any such bill within 30 days of receipt, Nomura Code reserve the right to charge the Company interest on the amount outstanding on a daily basis from the date payment is due. Interest will be calculated at an annual rate which is the lower of (a) 2% per year above the base rate from time to time of Lloyds TSB Bank pic and (b) the applicable rate for payment of interest on judgment debts.

10.	Legal and regulatory requirements

The Company confirms and undertakes that it possesses all necessary powers and has obtained all necessary authorisations, consents and approvals validly and lawfully to enter into the Engagement.

The Company undertakes that (save as expressly disclosed to Nomura Code in writing) it has and undertakes that it shall maintain all necessary consents and authorisations which are necessary in relation to the Engagement. The Company agrees that it will comply and will procure that all of its subsidiaries will comply with all relevant laws and regulations applicable to it in any jurisdiction including inter alia, in relation to the United States, all relevant provisions of Delaware law and in relation to the United Kingdom, the Companies Act 1985 and the Companies Act 2006 (if applicable), the Financial Services and Markets Act 2000, the Nomad Rules, the AIM Rules for Companies, the Prospectus Rules and the Disclosure and Transparency Rules published by the FSA, the Criminal Justice Act 1993 and the rules of the London Stock Exchange and any and all successors thereto and re-enactments thereof. In performing the Engagement, Nomura Code is also subject to (as well as the range of applicable laws) several rules and regulations and the requirements of various regulators. The Company agrees that the duties of Nomura Code to it will not restrict the freedom of Nomura Code to take all steps that it deems necessary in order for it to comply with any applicable laws, rules and regulations.

The Company undertakes to obtain appropriate advice (including legal advice) in respect of all laws and regulations which may be applicable to it in the UK or any other jurisdiction in connection with any engagement and without incurring any duty of care to Nomura Code and to communicate such advice to Nomura Code if it is or may be relevant to the Engagement.

11.	Miscellaneous

(a)
This Agreement has been and is made solely for the benefit of the Company and Nomura Code, in the case of Nomura Code for itself and as trustee (with sole discretion as to acting in such capacity) for the benefit (and not the burden) of this Agreement for each of the other Nomura Code Persons.

(b)
Nomura Code may process, store and retain by computer or otherwise any information (including personal data) obtained about the Company as a consequence of this and any other agreement the Company may enter into with Nomura Code. All collated information, including databases on which such information is stored, held by Nomura Code and other members of the Nomura Code is and shall remain the property of Nomura Code.

(c)	This Agreement represents the entire agreement and understanding between the Company and Nomura Code in relation to the appointment of Nomura Code as joint broker to the Company.

(d)
The Company has authorised Nomura Code to make such enquiries and obtain such references as it may consider necessary to fulfil its statutory obligations under the UK Money Laundering legislation (“the Money Laundering Evaluation”). This Agreement authorises Nomura Code to make such further enquiries and obtain such further references as it may from time to time consider necessary for continuing compliance with its statutory obligations under such legislation. Should Nomura Code be unable to satisfactorily complete the Money Laundering Evaluation in relation to the Company, it shall be entitled to terminate this Agreement and Engagement forthwith.

(e)
Notices given pursuant to any of the provisions of this Agreement shall be in writing and shall be sent by facsimile transmission or personally delivered to: (a) The Company’s registered address, for the attention of the Chief Executive and (b) Nomura Code Securities Limited, 1 Carey Lane, London, EC2V 8AE, for the attention of Christopher Collins, or to such other address as either party may have notified to the other in accordance with this paragraph. Any such communication shall be deemed to have been received on the same day if sent by facsimile transmission on a working day, at 9.00 a.m. on the next working day in the place where left if personally delivered. A “working day” shall mean a day other than a Saturday or a Sunday or recognised public holiday in England.

(f)
If any provision of this Agreement contravenes the applicable regulations or law or shall be declared void or unenforceable by the Court or administrative body of competent jurisdiction, the validity of the remaining provisions of this Agreement shall not be affected thereby.

(g)
Nomura Code may record telephone calls. These records (if made) will be the sole property of Nomura Code and may be used as evidence of orders or instructions given by the Company or agreements entered into by the Company with Nomura Code. Any recordings made shall be kept confidential and may not be disclosed to any third party unless required by law or order of a court of competent jurisdiction or the requirements of the Financial Services Authority or any other regulatory body or authority.

(h)
The Company authorises Nomura Code to communicate in relation to this Agreement and/or the Engagement with all persons involved in this Agreement and/or the Engagement including, without limitation, its own employees and any third party advisers or agents, by means of electronic mail, including the internet, in addition to other means of communication. Nomura Code may refer to the Engagement for its marketing purposes.

(i)
Unless otherwise agreed, Nomura Code may disclose to third parties that the Company is or has been a client in the past. The Company also grants Nomura Code a licence to use any of the Company’s trade marks, logos and service marks in respect of such use.

(j)	Unless expressly provided, none of the terms of this Engagement shall be enforceable by any person who is not a party to it, in accordance the Contracts (Rights of Third Parties) Act 1999.

(k)
The Agreement (i) shall be deemed to be entered into once signed by the Company and Nomura Code and either executed copies are exchanged or are faxed back by the Company to Nomura Code and by Nomura Code to the Company and (ii) may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

(I)
Time is of the essence in relation to this Agreement and/or the Engagement with regard to (i) all payments to be made by the Company to Nomura Code and (ii) ail notices to be served by any party to this Agreement.

(m)
These terms supersede any earlier terms of business that may have agreed with the Company and, in the absence of express agreement to the contrary, shall apply to the services referred to in the Engagement and all subsequent services Nomura Code provide the Company.

(n)	Any term of this Agreement can be amended with the prior written consent of the Company and Nomura Code.

12.	Waiver

The failure or delay by Nomura Code in exercising any right under the Engagement shall not operate as a waiver of such right. The single or partial exercise of any right under the Engagement by Nomura Code shall not prevent any other or further exercise of such right or the exercise of any other right. No breach of any provision of the Engagement by the Company will be waived except with the express written consent of Nomura Code.

13.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of England. Any suits, claims, causes of action or disputes arising under this Agreement shall be brought in the courts of England and the Company hereby consents to such jurisdiction.

Information about Nomura Code Securities Limited:
Registered office:
1 Carey Lane
London, EC2V 8AE
(Registered No. 4778512, England)
Telephone:	020 7776 1200
Facsimile:	020 7776 1201

Nomura Code Securities Limited is authorised and regulated by The Financial Services Authority and is a member of the London Stock Exchange.

Schedule 2

Services

■	Provision of general equity market advice, including advice on the Protein Therapy and general biopharmaceutical sector.

■	Liaison with the Company’s shareholders and potential investors, as appropriate.

■
Assistance, in conjunction with the Company and its other advisers, in the preparation and communication of Company announcements and press releases including, but not limited to, preliminary and interim announcement of results, provided that responsibility for such announcements and releases rests with the Company.

■	Advice in relation to investor relations activity and provision of investor relations services.

■	Assistance, in conjunction with the Company’s other advisers, in the analysis of shareholder, analyst, press and other opinion of the Company and in the development of a communications strategy.

For the avoidance of doubt, Nomura Code shall not be responsible for any due diligence or advice provided to the Company by any other advisers and any appointment of Nomura Code in relation to specific transaction of the Company shall be provided for in a separate letter or agreement and the Company acknowledges that this is neither an express nor an implied commitment by Nomura Code to act in any such capacity in any transaction.